SHARED SERVICES AGREEMENT

     This SHARED SERVICES AGREEMENT (“Agreement”) made as of August 30, 2002 is entered into by and between Lennox International Inc. (“Lennox”) having its principal place of business located at 2140 Lake Park Blvd., Richardson, TX 75080, and Outokumpu Heatcraft USA LLC having its principal place of business located at Memphis and Outokumpu Heatcraft B.V. having its principal place of business in Amsterdam (referred to as “JV”), pursuant to the following Recitals and Clauses:

W I T N E S S E T H:

      WHEREAS, Lennox is organized pursuant to the laws of Delaware and has all the necessary authorizations, corporate or otherwise, to enter into this Agreement;

      WHEREAS, JV is a limited liability company organized pursuant to the laws of Delaware and has all the necessary authorizations, corporate or otherwise, to enter into this Agreement;

      WHEREAS, pursuant to a Share Purchase Agreement (“U.S. Purchase Agreement”), dated as of July 18, 2002, entered into by and among Lennox, Outokumpu Copper Products Oy (“OCP”) and Outokumpu Copper Holdings, Inc. (“Holdings”) and pursuant to a Share Purchase Agreement (“European Purchase Agreement”), dated as of July 18, 2002, entered into by and among OCP and LGL Holland B.V. ( OCP together with its subsidiaries being hereafter referred to as “Outokumpu”), the Parties thereto have agreed for Outokumpu to acquire fifty-five percent (55%) of the heat transfer business of Lennox, as more fully described in the Purchase Agreements (the “Lennox Heat Transfer Business”) in the form of joint venture companies in the United States, Europe and Asia (the “JV Business”);

     WHEREAS, prior to the Effective Date, Lennox, using its corporate resources and resources from the Subsidiaries, provided certain services in support of the operation of the Lennox Heat Transfer Business;

     WHEREAS, the Parties have agreed that after the Effective Date, Lennox will provide, or will solicit the Subsidiaries to provide, the Lennox Shared Services to support the activities of the JV Business under the terms of this Agreement;

     WHEREAS, prior to the Effective Date, the Lennox Heat Transfer Business provided certain services in support of the operation of ADP; and

     WHEREAS, the Parties have agreed that after the Effective Date, JV will provide the JV Shared Services to support the activities of ADP under the terms of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and undertakings of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, accepted and agreed to, Lennox and JV hereby agree as follows:

CLAUSES

                1.       DEFINITIONS.

                1.1.     For purposes of this Agreement, the following terms shall have the meaning ascribed to them, as follows:

                (a)       ADP: means Advanced Distributor Products LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Lennox.

                (b)       Agreement: shall have the meaning set forth in the Preamble.

                (c)       Default Notice: shall have the meaning set forth in Clause 11.

                (d)       Effective Date: shall mean the effective date of the Purchase Agreement which shall be the Closing Date as specified in the U.S. Purchase Agreement and the European Purchase Agreement.

                (e)       JV: shall have the meaning set forth in the Preamble.

                (f)       JV Business: shall have the meaning set forth in the Recitals.

                (g)       JV Shared Services: shall mean the services listed on Exhibit A, attached hereto, and any other services as may be agreed to by the Parties, and which may be required by ADP in connection with its operations in the United States. The services and fees described on Exhibit A are initial operating estimates prepared by the parties as of the Effective Date and will provide the basis for operations after the Effective Date. As soon as practical, but in no event after three (3) months from the Effective Date, the parties will have completed a thorough review of the scope of services being provided and the fees being charged therefore. The parties agree that, unless otherwise provided in this Agreement, any adjustments required to the scope of services shall be made at that time but any changes to the fees being charged will be retroactive to the Effective Date.

                (h)       JV Shared Services Fees: shall have the meaning set forth in Clause 5.1.

                (i)       Lennox: shall have the meaning set forth in the Preamble.

                (j)       Lennox Heat Transfer Business: shall have the meaning set forth in the Recitals.

                (k)       Lennox Shared Services: shall mean the services listed on Exhibit B, attached hereto, and any other services as may be agreed to by the Parties, and which may be required by JV in connection with its operations in the United States, Europe and Asia and/or at such other business locations of JV as may be agreed to by the Parties. The services and fees described on Exhibit B are initial operating estimates prepared by the parties as of the Effective Date and will provide the basis for operations after the Effective Date. As soon as practical, but in no event after three (3) months from the Effective Date, the parties will have completed a thorough review of the scope of services being provided and the fees being charged therefore. The parties agree that, unless otherwise provided in this Agreement, any adjustments required to the scope of services shall be made at that time but any changes to the fees being charged will be retroactive to the Effective Date.

                (l)       Lennox Shared Services Fees: shall have the meaning set forth in Clause 4.1.

                (m)       Losses: shall the have the meaning set forth in Clause 10.1.

                (n)       Outokumpu: shall have the meaning set forth in the Recitals.

                (o)       Party: means either Lennox or JV, as applicable.

                (p)       Parties: means both Lennox and JV.

                (q)       Purchase Agreement: shall have the meaning set forth in the Recitals.

                (r)       Subsidiaries: shall mean entities that are owned one hundred percent (100%) directly or indirectly by Lennox.

                (s)       Term: shall have the meaning set forth in Clause 8.

                2.        LENNOX SHARED SERVICES.

                2.1.     Lennox hereby agrees to render to JV, or cause the Subsidiaries to render to JV, the Lennox Shared Services through the personnel and employees of Lennox or the Subsidiaries. Lennox agrees to perform, or cause the Subsidiaries to perform, the Lennox Shared Services with the same degree of care, skill and diligence, and using the same operating procedures, as used in performing similar services for Lennox’s own benefit, consistent with past practice (where applicable).

                2.2.     Notwithstanding anything to the contrary set forth in this Agreement (including Exhibit B), the Parties agree that the Lennox Shared Services do not include any services that were previously provided by the Vice President of Finance or other group personnel of the Lennox Heat Transfer Business which were not transferred to the JV, all of which are to be provided by resources within the JV.

                2.3.      JV, at its sole option, may terminate the provision of all or any portion of the Lennox Shared Services at any time during the Term of this Agreement by providing Lennox with six (6) months prior written notice.

                2.4.     Prior to termination of this Agreement for whatever reason, JV shall ensure that it has adequate resources in place to eliminate the need for the Lennox Shared Services.

                2.5.     The Lennox Shared Services provided hereunder shall be provided by Lennox or the Subsidiaries without any warranty as to the sufficiency, quality or completeness or the suitability of such services for any purpose. ACCORDINGLY, OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, LENNOX MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE LENNOX SHARED SERVICES PROVIDED HEREIN INCLUDING ANY IMPLIED WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                3.       JV SHARED SERVICES.

                3.1.     JV hereby agrees to render the JV Shared Services to ADP through JV's personnel and employees. JV agrees to perform the JV Shared Services with the same degree of care, skill and diligence and using the same operating procedures as would be used in performing similar services for JV's own benefit.

                3.2.     Lennox, at its sole option may terminate the provision of the JV Shared Services at any time during the Term of this Agreement by providing JV with six (6) months prior written notice.

                3.3.     Prior to termination of this Agreement for whatever reason, Lennox shall ensure that ADP has adequate resources in place to eliminate the need for the JV Shared Services.

                3.4.     The JV Shared Services provided hereunder shall be provided by the JV or the Subsidiaries without any warranty as to the sufficiency, quality or completeness or the suitability of such services for any purpose. ACCORDINGLY, OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE JV MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE JV SHARED SERVICES PROVIDED HEREIN INCLUDING ANY IMPLIED WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                4.        LENNOX SHARED SERVICES FEES.

                4.1.     In consideration for the Lennox Shared Services, JV shall pay Lennox for services rendered and reimbursement of expenses incurred in rendering the Lennox Shared Services (the “Lennox Shared Services Fees”). The fees set forth on Exhibit B are the initial operating estimates of the annual Lennox Shared Services Fees which are subject to adjustment as contemplated by Sections 1.1(k) and 4.2 hereof. To the extent any part of the Lennox Shared Services Fees is based on an hourly, daily or monthly rate, such rates may be adjusted annually on January 1 of each year during the Term, and the Lennox Shared Services Fees shall be adjusted accordingly.

                4.2.     The Lennox Shared Services Fees shall be based on prices that JV could obtain from independent third parties for the Lennox Shared Services or the cost for providing such services internally by the JV. If JV requests a change to the Lennox Shared Services Fees based on a lower price offered by an independent third party or lower internal cost, and an agreement cannot be reached with Lennox on a modified price, JV may terminate that service immediately, at its sole discretion, but must pay any Lennox Shared Services Fees for such services that were rendered prior to termination.

                4.3.     Lennox shall provide JV with a monthly invoice setting forth the Lennox Shared Services provided and the corresponding Lennox Shared Services Fees due thereunder. Payment shall be due within ten (10) days after receipt of invoice.

                4.4.     Lennox Shared Services Fees due hereunder shall be paid by JV to Lennox in United States Dollars unless otherwise agreed to in writing by the Parties. JV shall make payment by depositing the amounts due in the bank account(s) designated in writing by Lennox.

                4.5.     Upon request, Lennox shall prepare records accurately showing all costs incurred in connection with providing the Lennox Shared Services under this Agreement. Such records shall be open to inspection by representatives or agents of JV at reasonable times and after reasonable advance notice, for the purpose of verifying the accuracy of the payments made hereunder.

                5.        JV SHARED SERVICES FEES.

                5.1.     In consideration for the JV Shared Services, Lennox or ADP shall pay JV for services rendered and reimbursement of expenses incurred in rendering the JV Shared Services (the “JV Shared Services Fees”). The initial annual estimate of the JV Shared Services Fees is set forth on Exhibit A which are subject to adjustment as contemplated by Sections 1.1(g) and 5.2 hereof. To the extent any part of the JV Shared Services Fees is based on an hourly, daily or monthly rate, such rates may be adjusted annually on January 1of each year during the Term, and the JV Shared Services Fees shall be adjusted accordingly.

                5.2.     The JV Shared Services Fees shall be based on prices that ADP could obtain from independent third parties for the JV Shared Services. If Lennox requests a change to the JV Shared Services Fees based on a lower price offered by an independent third party, and an agreement cannot be reached with JV on a modified price, Lennox or ADP may terminate that service immediately, at its sole discretion, but must pay any JV Shared Services Fees for such services that were rendered prior to termination.

                5.3.      JV shall provide Lennox or ADP with a monthly invoice setting forth the JV Shared Services provided and the corresponding JV Shared Services Fees due thereunder. Payment shall be due within ten (10) days after receipt of invoice.

                5.4.     Fees due hereunder shall be paid by Lennox or ADP to JV in United States Dollars unless otherwise agreed to in writing by the Parties. Lennox or ADP shall make payment by depositing the amount due in the bank account(s) designated in writing by JV.

                5.5     Upon request, JV shall prepare records accurately showing all costs incurred in connection with providing the JV Shared Services under this Agreement. Such records shall be open to inspection by representatives or agents of Lennox or ADP at reasonable times and after reasonable advance notice, for the purpose of verifying the accuracy of the payments made hereunder.

                6.       CHANGES TO EXHIBIT A AND EXHIBIT B. Lennox agrees to provide or cause to be provided as part of the Lennox Shared Services, any service inadvertently omitted from Exhibit B to the extent such service was provided by Lennox or the Subsidiaries to the Lennox Heat Transfer Business prior to the Effective Date unless otherwise specifically excluded hereunder, and subject to a corresponding adjustment to the Lennox Shared Services Fees. JV agrees to provide any service to ADP as part of the JV Shared Services that was inadvertently omitted from Exhibit A, to the extent such service was provided by the Lennox Heat Transfer Business to ADP prior to the Effective Date, unless otherwise specifically excluded hereunder, and subject to a corresponding adjustment to the JV Shared Services Fees. In addition, during the Term of this Agreement, JV or Lennox (on behalf of ADP) may require additional support services not specified in this Agreement. JV or Lennox agrees to provide such additional support services as may reasonably be requested by the other Party during the Term of this Agreement; provided, that terms and fees for such additional support services are mutually agreed to between the Parties. To the extent that the Lennox Shared Services, the Lennox Shared Services Fee, the JV Shared Services, or the JV Shared Services Fees are modified, said modification shall be made by revising Exhibit A or Exhibit B, as applicable, and causing such revised Exhibit to be duly signed by the legal representatives of the Parties and setting forth the effective date of the modification.

                7.        APPROVAL/COMPLIANCE.

                7.1.     Lennox shall obtain or cause the Subsidiaries to obtain, any and all permits and approvals that are required or necessary in connection with rendering the Lennox Shared Services and shall perform or cause the Lennox Shared Services to be performed, in compliance with any and all applicable laws, regulations and rules.

                7.2.     JV shall obtain any and all permits and approvals that are required or necessary in connection with rendering the JV Shared Services and shall perform the JV Shared Services in compliance with any and all applicable laws, regulations and rules.

                8.       TERM. This Agreement shall commence as of the Date and shall continue for at least thirty-six (36) months, unless otherwise stated herein or it is terminated as provided in Clause Eleven below or renewed as provided in this Clause Eight (the “Term”). This Agreement is renewable on monthly basis, by written agreement between the Parties, and any period of renewal shall be included as part of the Term.

                9.        LABOR RELATIONS.

                9.1.     Lennox shall be solely responsible and liable for any labor obligations under the applicable provisions of labor laws regarding any employees and/or workers it or the Subsidiaries may contract, directly or indirectly, to render the Lennox Shared Services. JV shall be solely responsible and liable for any labor obligations under the applicable provisions of labor laws regarding any employees and/or workers it may contract, directly or indirectly, to render the JV Shared Services.

                9.2.     Lennox shall pay or reimburse JV for any payment or liability incurred by JV, in relation to any labor obligation derived of or as a consequence of this Agreement with respect to the employees of Lennox or the Subsidiaries. JV shall pay or reimburse Lennox and ADP for any payment or liability incurred by Lennox or ADP, in relation to any labor obligation derived of or as a consequence of this Agreement with respect to the employees of JV.

                10.     INDEMNIFICATION; LIMITATIONS OF LIABILITY .

                10.1.  With respect to any claims, losses, damages, liabilities or expenses (including reasonable attorneys' fees) ("Losses") incurred by JV, Lennox will indemnify and hold JV harmless from and against any Losses arising out of the acts or omissions of Lennox, or in connection with Lennox’s performance under this Agreement. With respect to any Losses incurred by Lennox or ADP, JV will indemnify and hold Lennox and ADP harmless from and against any Losses arising out of the acts or omissions of JV, or in connection with JV’s performance under this Agreement.

                10.2.  Except as provided for in Section 10.1, neither Party shall be liable to the other for any consequential, special, incidental, exemplary or punitive damages.

                10.3.  Except as provided for in Section 10.1, JV's sole liability to Lennox and its employees in connection with the Lennox Shared Services is limited to the payment of invoices for actual Lennox Shared Services rendered. Except as provided for in Section 10.1, Lennox’s sole liability to JV and its employees in connection with the JV Shared Services is limited to the payment of invoices for actual JV Shared Services rendered.

                11.    TERMINATION. This Agreement may be terminated at any time (i) by the mutual consent of the Parties in writing, or (ii) pursuant to a written notice (“Default Notice”) by JV or Lennox to the other, given no less than thirty (30) calendar days in advance of the desired date of termination, in the event that:

                (a)     either Party hereto defaults in its performance of any material obligations hereunder and fails to remedy such default within the term of the Default Notice; and/or

                (b)     either Party hereto commences bankruptcy or liquidation proceedings, becomes insolvent, ceases or threatens to cease to carry on business or loses control over a substantial part of its assets whether through the appointment of a receiver or otherwise.

                12.   GOVERNING LAW; FORUM. This Agreement shall be construed, enforced and executed pursuant to the laws of the state of New York. For anything pertaining to the interpretation, execution and/or enforcement of this Agreement, the Parties irrevocably submit themselves to the exclusive jurisdiction of the federal district courts within the state of Delaware, and hereby waive any claim constituting such courts as an inconvenient forum. All Disputes shall be settled in accordance with the procedures set forth in this Section 12 and in Exhibit C hereto.

                13.   MISCELLANEOUS PROVISIONS.

                13.1. Notices; Addresses. All notices required hereunder shall be in writing and shall be effective as set forth herein. Such notices shall be delivered personally or sent by facsimile or via specialized courier, to the addresses and facsimile numbers set forth below by the Parties, unless notice of change of address and/or facsimile number is given in writing by a Party in accordance with the foregoing to the other Party, in which case any notices shall be sent to such new addresses and/or facsimile numbers.

Lennox:	Lennox International Inc.
2140 Lake Park Blvd.
Richardson, TX 75080
Telephone: 972-497-5000
Facsimile: 972-497-6660
Att'n: Chief Legal Officer

JV: [to be provided at signing]

Telephone:
Facsimile:
Att'n:

                13.2. Acts Of God; Force Majeure. In the event that lawful performance of this Agreement or any part hereof, by either Party hereto, shall be deemed impossible to fulfill by or as a consequence of any law or any act of any government having jurisdiction over such Party, such Party shall not be considered in default hereunder by reason of any failure to perform occasioned thereby. Any delay in the performance of any other obligations of either Party hereunder shall be excused if, and to the extent, caused by occurrences beyond such Party’s reasonable control, including Acts of God or force majeure, such as governmental orders or restrictions, war, warlike conditions, hostilities, sanctions, mobilization, blockade, embargoes, strikes or other major labor troubles or any other cause or causes that cannot be reasonably controlled by either Party.

                13.3. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and supersedes and cancels any previous understanding or agreement between the Parties relating to the Lennox Shared Services or the JV Shared Services.

                13.4.  Relationship. Lennox and the Subsidiaries are independent contractors providing Lennox Shared Services to JV, and JV is an independent contractor providing JV Shared Services to ADP. This Agreement does not create an employee/employer relationship between the Parties, nor is the intent that an agency, partnership, distribution, or representation be formed by this Agreement. Neither Party shall have the right, power or authority to make representations or warranties nor to contract debts or other obligations in the name of or on behalf of the other Party except to the extent authorized by this Agreement or by the other Party.

                13.5. Waiver. Any waiver by JV or Lennox of a breach of any term or condition of this Agreement shall not be considered as a waiver of any subsequent breach of any term or condition hereof.

                13.6. Subcontracting or Assignment. Neither Party shall subcontract or assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. This Agreement will be binding upon and inure to the benefit of each Party and their respective legal representatives, successors and permitted assigns, if any.

                13.7. Severability. Should any provision of this Agreement be held to be illegal or in conflict with any applicable law, the validity of the remaining provisions shall not be affected thereby.

                13.8. Modifications or Amendments. No modifications or amendments of this Agreement will be effective unless made in writing and signed by both Parties.

                13.9. Headings and Captions. The headings and captions of the various Clauses of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions of this Agreement.

                IN WITNESS WHEREOF, the Parties hereto being fully cognizant of the terms and conditions hereof have caused this Agreement to be executed by their legal representatives as of the date first above written in the places indicated in each case.

Lennox:	JV:
Lennox International Inc.	Outokumpu Heatcraft USA LLC
By: /s/ Carl E. Edwards, Jr.	By: /s/ Kalevi Nikkilä
Name: Carl E. Edwards, Jr.	Name:_______________________
Title: EVP	Title: _______________________

Outokumpu Heatcraft B.V.
By: /s/ Kalevi Nikkilä Name:________________________ Title:_________________________